As filed with the Securities and Exchange Commission on December   , 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MIDWEST BANC HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-3252484
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

501 West North Avenue
Melrose Park, Illinois 60160
(708) 865-1053
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

JoAnn Sannasardo Lilek
Executive Vice President and Chief Financial Officer
501 West North Avenue
Melrose Park, Illinois 60160
(708) 865-1053
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Timothy M. Sullivan
Hinshaw & Culbertson LLP
222 North LaSalle Street, Suite 300
Chicago, Illinois 60601-1081
Telephone: (312) 704-3000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering Price	Aggregate	Registration
Securities to be Registered	to be Registered	per Unit	Offering Price	Fee
Fixed Rate Cumulative Perpetual Preferred, Series T, $0.01 par value per share	84,784	$1,000	$84,784,000(1)	$3,332.02
Warrant to Purchase Common Stock, $0.01 par value per share, and underlying shares of Common Stock(2)	4,282,020(2)	$2.97(3)	$12,717,600(3)	$499.80
Total:			$97,501,600	$3,831.82

(1)	Calculated in accordance with Rule 457(a) and includes such additional number of shares of Fixed Rate Cumulative Perpetual Preferred, Series T, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

(2)	In addition to the Fixed Rate Cumulative Perpetual Preferred, Series T, there are being registered hereunder (a) a warrant for the purchase of 4,282,020 shares of common stock with an initial per share exercise price of $2.97 per share, (b) the 4,282,020 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(3)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $2.97.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is included in a registration statement that we filed with the Securities and Exchange Commission. The securities described herein may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.

SUBJECT TO COMPLETION, DATED DECEMBER   , 2008

PROSPECTUS

Fixed Rate Cumulative Preferred Stock, Series T
Warrant to Purchase 4,282,020 Shares of Common Stock
4,282,020 Shares of Common Stock

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Fixed Rate Cumulative Preferred Stock, Series T, or the series T preferred stock, a warrant to purchase 4,282,020 shares of common stock, or the warrant, and any shares of common stock issuable from time to time upon exercise of the warrant. In this prospectus, we refer to the shares of series T preferred stock, the warrant and the shares of common stock issuable upon exercise of the warrant, collectively, as the securities. The series T preferred stock and the warrant were originally issued by us pursuant to the Letter Agreement, dated December 5, 2008, and the related Securities Purchase Agreement — Standard Terms, between us and the United States Department of the Treasury, which we refer to as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.

The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of securities by the selling securityholders.

The series T preferred stock is not listed on an exchange, and, unless requested by the initial selling securityholder, we do not intend to list the series T preferred stock on any exchange.

Our common stock is traded on the Nasdaq Global Market under the symbol “MBHI.” On December 26, 2008, the closing price of our common stock on the Nasdaq Global Market was $1.41 per share. You are urged to obtain current market quotations of the common stock.

Our principal executive offices are located at 501 West North Avenue, Melrose Park, Illinois 60160, and our telephone number is (708) 865-1053. Our Internet address is http://www.midwestbanc.com.

You should read this prospectus and any supplements carefully before you invest. Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors,” beginning on page 1 of this prospectus (and in the accompanying prospectus supplement, if any) and in the documents we file with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus or any prospectus supplement. Any representation to the contrary is a criminal offense.

These securities will not be savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

The date of this prospectus is December 29, 2008.

ABOUT THIS PROSPECTUS

In this prospectus, “Midwest,” “we,” “our,” “ours,” and “us” refer to Midwest Banc Holdings, Inc., which is a holding company headquartered in Melrose Park, Illinois, and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to “Midwest Bank” mean Midwest Bank and Trust Company, which is our principal bank subsidiary.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may add, update or change information in this prospectus. You should read this prospectus together with the applicable prospectus supplement and the information incorporated by reference in this prospectus. See “Where You Can Find More Information” for more information. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s web site or at the SEC’s offices. The SEC’s web site and street addresses are provided under the heading “Where You Can Find More Information.”

ii

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain statements that are considered “forward looking statements” within the meaning of United States securities laws. In addition, Midwest and its management may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements, including statements about industry trends, management’s future expectations and other matters that do not relate strictly to historical facts, are based on assumptions by management, and are often identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” and “goal” or similar statements or variations of such terms.

These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2008 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, without limitation: the effect on our profitability if interest rates fluctuate as well as the effect of our customers’ changing use of our deposit products; the possibility that our wholesale funding sources may prove insufficient to replace deposits at maturity and support our growth; the risk that our allowance for loan losses may prove insufficient to absorb probable losses in our loan portfolio; possible volatility in loan charge-offs and recoveries between periods; the decline in residential real estate sales volume and the likely potential for continuing illiquidity in the real estate market, including within the Chicago metropolitan area; the risks associated with the high concentration of commercial real estate loans in our portfolio; the uncertainties in estimating the fair value of developed real estate and undeveloped land in light of declining demand for such assets and continuing illiquidity in the real estate market; the risks associated with management changes and employee turnover; the uncertainties with respect to the future utilization of our deferred tax assets; negative developments and disruptions in the credit and lending markets, including the impact of the ongoing credit crisis on our business and on the businesses of our customers as well as other banks and lending institutions with which we have commercial relationships; a continuation of the recent unprecedented volatility in the capital markets; the risks associated with implementing our business strategy and managing our growth effectively, including our ability to preserve and access sufficient capital to execute on our strategy; changes in general economic and capital market conditions, interest rates, our debt credit ratings, deposit flows, loan demand, including loan syndication opportunities and competition; changes in legislation or regulatory and accounting principles, policies or guidelines affecting our business; and other economic, competitive, governmental, regulatory and technological factors impacting our operations.

Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results. Management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the national and global economies, the equity, debt, currency and other financial markets, as well as factors specific to Midwest and its subsidiaries, including Midwest Bank.

Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed elsewhere in this prospectus or disclosed in our other SEC filings. Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the time this prospectus is filed with the SEC. Midwest undertakes no obligation to revise the forward-looking statements contained in this prospectus to reflect events after the time it is filed with the SEC. The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate Midwest. Any investor in Midwest should consider all risks and uncertainties disclosed in our SEC filings described below under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at http://www.sec.gov.

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RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities by the selling securityholders.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The ratios of earnings to fixed charges and preferred dividends for the periods indicated are set forth below:

	For the
	Nine Months
	Ended
	September 30, 2008		For the Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges(1):
Including deposit interest	(1.42)	1.21	1.19	1.22	0.83	0.99	1.61
Excluding deposit interest	(3.82)	3.95	3.79	3.82	2.42	2.87	4.13

(1)	No shares of our series T preferred stock, or any other class of preferred stock, were outstanding during the years ended December 31, 2006, 2005, 2004 and 2003, and we did not pay preferred stock dividends during these periods. We issued $43.1 million of Series A Noncumulative Convertible Redeemable Perpetual Preferred Stock in December of 2007.

For purposes of calculating the ratio of earnings to fixed charges and preferred dividends, earnings are the sum of:

•	income before income taxes from continuing operations;

•	fixed charges; and

•	less preferred dividends.

For purposes of calculating the ratio of earnings to fixed charges and preferred dividends, fixed charges and preferred dividends are the sum of:

•	interest cost, including interest on deposits;

•	that portion of rent expense estimated to be representative of the interest factor;

•	amortization of debt issuance costs; and

•	preferred dividends.

MIDWEST BANC HOLDINGS, INC.

General

We are a community-based bank holding company headquartered in Melrose Park, Illinois. Through our wholly owned subsidiaries, we provide a wide range of services, including traditional banking services, personal and corporate trust services, residential mortgage services, insurance brokerage and retail securities brokerage services. Our principal operating subsidiary is Midwest Bank, an Illinois state bank that operates 29 banking centers in the Chicago metropolitan area. We operate in one business segment, community banking, providing a full range of services to individual and corporate customers. Based on June 30, 2008 deposits, adjusted for acquisitions or divestitures, Midwest Bank was the 20th largest commercial bank headquartered in the Chicago MSA with $3.6 billion in assets as of September 30, 2008. We provide a range of products and services concentrating on commercial real estate lending, middle-market business banking and small business banking. In addition, our trust department offers traditional personal and corporate trust services and administers land trusts.

Midwest Financial and Investment Services, Inc., one of our subsidiaries, is a NASD registered broker/dealer and Midwest Bank Insurance Services, L.L.C., a subsidiary of the Bank, acts as an insurance agency for individuals and corporations.

We focus on establishing and maintaining long-term relationships with customers and are committed to serving the financial services needs of the communities we serve. In particular, we have emphasized in the past and intend to continue to emphasize our relationships with individual customers and small-to-medium-sized businesses. We actively evaluate the credit needs of our markets, including low- and moderate-income areas, and offer products that are responsive to the needs of our customer base. The markets we serve provide a mix of real estate, commercial and industrial, and consumer lending opportunities, as well as a stable core deposit base. We have expanded our trust administration and trust services activities along with broker/dealer activities.

Our principal executive offices are located at 501 West North Avenue, Melrose Park, Illinois 60160, and our telephone number is (708) 865-1053. We maintain a website at www.midwestbanc.com. Information on our website is not incorporated by reference into, and is not a part of, this prospectus.

Recent Developments

On December 5, 2008, we sold 84,784 shares of series T preferred stock to the initial securityholder for an aggregate purchase price of $84.784 million and issued the warrant to the initial selling securityholder to acquire 4,282,020 shares of our common stock for $2.97 per share. The series T preferred stock will qualify as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The series T preferred stock may be redeemed by us after three years. Prior to the end of three years, the series T preferred stock may be redeemed only with proceeds from the sale of qualifying equity securities by Midwest.

The warrant has a 10-year term and is immediately exercisable upon its issuance, with an exercise price, subject to antidilution adjustments, equal to $2.97 per share of the common stock.

We have agreed that, until such time as United Stated Department of the Treasury ceases to own any debt or equity securities of Midwest acquired pursuant to the Letter Agreement, we will take all necessary action to ensure that our benefit plans with respect to our senior executive officers comply with Section 111(b) of the Emergency Economic Stabilization Act of 2008 (the “EESA”) as implemented by any guidance or regulation under the EESA that has been issued and is in effect as of the date of issuance of the series T preferred stock and the warrant, and have agreed to not adopt any benefit plans with respect to, or which covers, its senior executive officers that do not comply with the EESA, and the applicable executives have consented to the foregoing.

REGULATORY CONSIDERATIONS

We are extensively regulated under both federal and state law. We are a bank holding company under the Bank Holding Company Act of 1956. As such, the Federal Reserve Board regulates, supervises and examines us. Midwest Bank, our banking affiliate, has deposit insurance provided by the Federal Deposit Insurance Corporation through the Bank Insurance Fund. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries and specific information relevant to us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus.

This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, our earnings are affected by actions of the Federal Reserve Board, the Federal Deposit Insurance Corporation, which insures the deposits of our banking subsidiary within certain limits, the Illinois Department of Financial and Professional Regulation and the Federal Reserve Board, which regulate us and our bank subsidiary, and the SEC.

Our earnings are also affected by general economic conditions, our management policies and legislative action. In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business.

Depository institutions, like Midwest Bank, are also affected by various federal and state laws, including those relating to consumer protection and similar matters. We also have other subsidiaries regulated, supervised and examined by the Federal Reserve Board, as well as other relevant state and federal regulatory agencies and self-regulatory organizations. Our non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they are authorized to do business.

DESCRIPTION OF SERIES T PREFERRED STOCK

The following is a brief description of the terms of the series T preferred stock that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our related certificate of designation with respect to the series T preferred stock, a copy of which has been filed with the SEC and is also available upon request from us.

General

Under our amended and restated certificate of incorporation, the certificate, we have authority to issue up to 1,000,000 shares of preferred stock, $0.01 par value per share. We have designated 84,784 shares of our preferred stock as series T preferred stock, all of which shares of series T preferred stock were issued to the initial selling securityholder in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding shares of series T preferred stock are validly issued, fully paid and nonassessable.

In addition, 40,000 shares of our preferred stock have been designated as Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock. We presently have outstanding 17,250 shares of Series A Preferred Stock (with a liquidation preference of $2,500 per share), the series A preferred stock, and 1,725,000 depositary shares each representing a 1/100th interest in a share of series A preferred stock. The series T preferred stock ranks on parity with our series A preferred stock.

Dividends Payable On Shares of Series T Preferred Stock

Holders of shares of series T preferred stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% on a liquidation preference of $1,000 per share of series T preferred stock for the first five years following the issuance of the series T preferred stock. Thereafter, holders of shares of series T preferred stock are entitled to receive cumulative cash dividends at a rate per annum of 9% on a liquidation preference of $1,000 per share of series T preferred stock with respect to each dividend period thereafter.

Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 (each a “dividend payment date”). If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the series T preferred stock are payable to holders of record of shares of series T preferred stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to the series T preferred stock, we are required to provide written notice to the holders of shares of series T preferred stock prior to the applicable dividend payment date.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve Board is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Illinois state laws relating to the payment of dividends.

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the series T preferred stock will rank:

•	senior to our common stock and all other equity securities designated as ranking junior to the series T preferred stock; and

•	at least equally with all other equity securities designated as ranking on a parity with the series T preferred stock, or parity stock, including shares of our series A preferred stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of Midwest.

So long as any shares of series T preferred stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on Midwest’s common stock or other junior stock, other than a dividend payable solely in common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock (including trust preferred securities) unless we have paid in full all accrued dividends on the series T preferred stock for all prior dividend periods, other than:

•	purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•	purchases or other acquisitions by our broker-dealer subsidiary solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•	purchases or other acquisitions by our broker-dealer subsidiary of Midwest for resale pursuant to an offering by Midwest of our stock that is underwritten by the broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any stockholders’ rights plan or repurchases of rights pursuant to any stockholders’ rights plan;

•	acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not Midwest or a subsidiary of Midwest, including as trustee or custodian; and

•	the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 5, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

Until the earlier of (a) December 5, 2011 or (b) the date on which the initial selling securityholder has transferred all of the series T preferred stock to third parties or all of the shares of series T preferred stock have been redeemed, we may not undertake any of the actions described in the bullet points contained in the preceding paragraph without the consent of the initial selling securityholder. In addition, we may not, without the consent of the initial selling securityholder, pay declare or pay any dividend or make any distribution on our common stock (other than (a) payable solely in shares of our common stock and (b) dividends or distributions of rights or junior stock on connection with a stockholders’ rights plan).

If we repurchase shares of series T preferred stock from a holder other than the initial selling securityholder, we must offer to repurchase a ratable portion of the series T preferred stock then held by the initial selling securityholder.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the series T preferred stock and any other parity stock (such as our series A preferred stock), all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the series T preferred stock), with respect to the series T preferred stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the series T preferred stock from time to time out of any funds legally available for such payment, and the series T preferred stock shall not be entitled to participate in any such dividend.

Redemption

The series T preferred stock may not be redeemed prior to February 15, 2012 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $21.196 million, which equals 25% of the aggregate liquidation amount of the series T preferred stock on the date of issuance. In such a case, we may redeem the series T preferred stock, subject to the approval of Federal Reserve Board, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by us, to persons other than Midwest or its subsidiaries after December 5, 2008, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as tier 1 capital of Midwest at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.

After February 15, 2012, the series T preferred stock may be redeemed at any time, subject to the approval of the Federal Reserve Board, in whole or in part, subject to notice as described below.

In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends up to but excluding the date of redemption.

The series T preferred stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of series T preferred stock have no right to require the redemption or repurchase of the series T preferred stock.

If fewer than all of the outstanding shares of series T preferred stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of series T preferred stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.

We will mail notice of any redemption of series T preferred stock by first class mail, postage prepaid, addressed to the holders of record of the shares of series T preferred stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of series T preferred stock designated for redemption will not affect the redemption of any other series T preferred stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of series T preferred stock are to be redeemed, and the number of shares of series T preferred stock to be redeemed (and, if less than all shares of series T preferred stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of series T preferred stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of series T preferred stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the series T preferred stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to stockholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the series T preferred stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of series T preferred stock and all holders of any shares of outstanding parity stock (such as our series A preferred stock), the amounts paid to the holders of series T preferred stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of series T preferred stock has been paid in full to all holders of series T preferred stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the series T preferred stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as indicated below or otherwise required by law, the holders of series T preferred stock will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends.  If the dividends on the series T preferred stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of series T preferred stock, together with the holders of any outstanding parity stock with like voting rights (such as our series A preferred stock), referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the Nasdaq Global Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of series T preferred stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of our authorized directors will be reduced by the number of preferred stock directors that the holders of series T preferred stock and voting parity stock had been entitled to elect. The holders of a majority of shares of series T preferred stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares of series T preferred stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights.  So long as any shares of series T preferred stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our certificate, the vote or consent of the holders of at least 66 2/3% of the shares of series T preferred stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for that purpose, shall be necessary for effecting or validating:

•	any amendment or alteration of our certificate to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the series T preferred stock with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of Midwest;

•	any amendment, alteration or repeal of any provision of the certificate of designations for the series T preferred stock so as to adversely affect the rights, preferences, privileges or voting powers of the series T preferred stock; or

•	any consummation of a binding share exchange or reclassification involving the series T preferred stock or of a merger or consolidation of Midwest with another entity, unless the shares of series T preferred stock remain outstanding following any such transaction or, if Midwest is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of series T preferred stock or preference securities have rights, preferences, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the series T preferred stock, taken as a whole.

To the extent of the voting rights of the series T preferred stock, each holder of series T preferred stock will have one vote for each $1,000 of liquidation preference to which such holder’s shares of series T preferred stock are entitled.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of series T preferred stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of series T preferred stock to effect the redemption.

Depositary Shares

At the election of the initial selling securityholder, the selling securityholder may offer fractional shares of series T preferred stock, rather than individual shares of series T preferred stock. If this election is made, depositary receipts will be issued for depositary shares, each of which will represent a fraction of a share of the series T preferred stock. If depositary shares are issued, the related prospectus supplement will provide information about the depositary shares, the depositary receipts, the deposit agreement and the depository who will hold the series T preferred stock. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the fraction or multiple of a share series T preferred stock represented by that depositary share, to all the rights and preferences of the series T preferred stock represented by that depositary share, including dividend, voting and liquidation rights.

The depository will distribute all cash dividends or other cash distributions received on the series T preferred stock to the record holders of depositary receipts relating in proportion to the number of the depositary shares evidenced by depositary receipts those holders own. Upon receiving notice of any meeting at which the holders of the series T preferred stock are entitled to vote, the depository will mail the information contained in the notice of the meeting to the record holders of the depositary receipts relating to that series of preferred stock.

Depositary shares will be redeemed from any proceeds received by the depository resulting from the redemption, in whole or in part, of the series T preferred stock represented by those depositary shares.

The prospectus supplement will identify who will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements and who will pay all charges of the depository in connection with the initial deposit of the series T preferred stock, the initial issuance of the depositary shares, all withdrawals of shares of the series T preferred stock by holders of depositary shares and the registration of transfers of title to any depositary shares. We will deliver all required reports and communications to holders of the series T preferred stock to the depository, and it will forward those reports and communications to the holders of depositary shares.

Series A Preferred Stock

We have designated 40,000 shares of our preferred stock as “Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock,” which we refer to herein as our series A preferred stock, 17,250 shares of which were outstanding as of December 26, 2008. Each share of our series A preferred stock has the same relative rights as, and is identical in all respects with, each other share of series A preferred stock. The series A preferred stock is on parity with the series T preferred stock.

Subject to the rights of any holders of senior stock and parity stock (such as the series T preferred stock), the holders of shares of series A preferred stock are entitled to receive, when, as, and if declared by our board of directors, out of our assets legally available for payment, noncumulative cash dividends, payable quarterly, at the rate of 7.75% per annum of the $2,500 liquidation preference.

No dividends will be declared or paid or set apart for payment on any parity stock (such as the series T preferred stock) or junior stock, including our common stock, during any dividend period unless full dividends on the series A preferred stock for that dividend period ending have been declared and we have not failed to pay a dividend in the full amount of the series A preferred stock as declared with respect to the period in which such dividend payment to any parity stock or junior stock would occur.

The holders of our series A preferred stock are not entitled to vote on any matter except as may be required by law. The consent of the holders of at least two-thirds of the series A preferred stock, voting as a class, is required to (i) amend, alter, repeal or otherwise change any provision of our certificate or the certificate of designation under which the series A preferred stock has been created in a manner that would materially and adversely affect the rights, preferences, powers or privileges of the series A preferred stock or (ii) create, authorize, issue or increase the authorized or issued amount of any class or series of our equity securities that is senior to or on parity with the series A preferred stock as to dividend rights, or rights upon our liquidation, dissolution or winding-up.

If dividends on any outstanding shares of series A preferred stock have not been paid in full for six or more quarterly periods (whether or not consecutive), holders of series A preferred stock (voting separately as a class with all other series of preferred stock on parity with the series A preferred stock upon which like voting rights have been conferred and are exercisable (such as the series T preferred stock)) as a separate class will be entitled to elect two additional directors to our board of directors to serve until all dividends have been fully paid or declared and set apart for payment for four consecutive quarterly dividend periods.

Each share of series A preferred stock is convertible at the option of the holder into the number of shares of our common stock equal to the quotient achieved when $2,500 is divided by the conversion price (initially $15.00) as may be subsequently adjusted. Except as otherwise provided, shares of our series A preferred stock will only be convertible into shares of our common stock. On or after December 14, 2012, we may, at our option, require holders of series A preferred stock to convert their shares into shares of our common stock. We may exercise our conversion option only if certain conditions are met.

In the event of any liquidation, dissolution or winding up, the holders of the series A preferred stock will be entitled to a preference on liquidation of $2,500 per share plus dividends declared and unpaid, if any, for any prior dividend periods (if we have received the prior approval of the Federal Reserve Board) and the then-current dividend period, to the date fixed for liquidation, dissolution or winding up, prior to any distribution of any assets to the holders of our common stock. If our assets are not sufficient to pay the total liquidation amount in full to all holders of series A preferred stock and all holders of any shares of outstanding parity stock (such as our series T preferred stock), the amounts paid to the holders of series A preferred stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of series A preferred stock has been paid in full to all holders of series A preferred stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the series A preferred stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

The shares of series A preferred stock are redeemable at our option with the prior approval of the Federal Reserve Board, if required, in whole or in part, at any time or from time to time, out of funds legally available for payment, on or after the fifth anniversary of the issue date. The cash redemption price will be the liquidation preference, initially $2,500 per share of series A preferred stock, plus declared and unpaid dividends, if any, for prior dividend periods (if we have received the approval of the Federal Reserve Board) and the then-current dividend period.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

The following is a brief description of the terms of the warrant that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.

Shares of Common Stock Subject to the Warrant

The warrant is initially exercisable for 4,282,020 shares of our common stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $84.784 million, which is equal to 100% of the aggregate liquidation preference of the series T preferred stock, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by 50% to 2,141,010 shares. The number of shares subject to the warrant are subject to the further adjustments described below under the heading “— Adjustments to the Warrant.”

Exercise of the Warrant

The initial exercise price applicable to the warrant is $2.97 per share of common stock for which the warrant may be exercised. The warrant may be exercised at any time on or before December 5, 2018 by surrender of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrant is being exercised. The exercise price may be paid either by the withholding by Midwest of such number of shares of common stock issuable upon exercise of the warrant equal to the value of the aggregate exercise price of the warrant determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the warrant is subject to the further adjustments described below under the heading “— Adjustments to the Warrant.”

Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant. We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised. We have listed the shares of common stock issuable upon exercise of the warrant with the Nasdaq Global Market.

Rights as a Stockholder

The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been exercised. The initial selling securityholder may not exercise voting rights with respect to the warrant shares.

Transferability

The initial selling securityholder may not transfer a portion of the warrant with respect to more than 2,141,010 shares of common stock until the earlier of the date on which Midwest has received aggregate gross proceeds from a qualified equity offering of at least $84.784 million and December 31, 2009. The warrant, and all rights under the warrant, are otherwise transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations.  The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment.  Until the earlier of December 5, 2011 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•	in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder, on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of December 5, 2008.

Other Distributions.  If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the warrant will be adjusted to reflect such distribution.

Certain Repurchases.  If we effect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.

Business Combinations.  In the event of a merger, consolidation or similar transaction involving Midwest and requiring stockholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.

DESCRIPTION OF COMMON STOCK

The following description summarizes the material provisions of our common stock. This description is not complete, and is qualified in its entirety by reference to the provisions of our certificate, and our amended and restated by-laws, or the by-laws, as well as the Delaware General Corporation Law, or the DGCL. Our certificate and by-laws are, and any amendments to them will be, incorporated by reference in our SEC registration statement.

General

Under our certificate, we are authorized to issue up to 64,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of December 26, 2008, we had 27,858,752 shares of common stock outstanding and 17,250 shares of series A preferred stock outstanding. As of December 26, 2008, 379,371 shares of our common stock were reserved for issuance upon the exercise of outstanding stock options and 2,875,000 shares were reserved for issuance upon the conversion of our outstanding series A preferred stock.

The transfer agent and registrar for our common stock is Computershare Investors Services, L.L.C., 2 North LaSalle Street, Chicago, Illinois 60602. Our common stock is listed on the Nasdaq Global Market under the symbol “MBHI”.

Dividends

The holders of common stock will be entitled to receive and share equally in such dividends, if any, declared by the board of directors out of funds legally available therefor. We may pay dividends if, as and when declared by our board of directors. The payment of dividends by Midwest is subject to limitations imposed by the DGCL and the Federal Reserve Board. We pay dividends on our common stock only if we have paid or provided for all dividends on our outstanding series of preferred stock, for the then current period and, in the case of cumulative preferred stock, all prior periods.

Voting Rights

The holders of common stock possess voting rights in Midwest. They elect Midwest’s board of directors and act on such other matters as are required to be presented to them under Delaware law or our certificate or as are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share and does not have any right to accumulate votes in the election of directors. Holders of our preferred stock possess limited voting rights. Certain matters require an 85% stockholder vote. See “Certain Anti-takeover Effects of Midwest’s Certificate and By-Laws and Delaware Law” below.

Liquidation; Dissolution

Subject to the rights of the holders of our preferred stock, in the event of any liquidation, dissolution or winding up of Midwest, the holders of Midwest common stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of Midwest (including the payment of all fees, taxes and other expenses incidental thereto), the remaining assets of Midwest available for distribution. Our series T preferred stock and series A preferred stock have, and any other series of preferred stock upon issuance will have, preference over our common stock with respect to the distribution of assets in the event of our liquidation or dissolution. Our preferred stock also has such other preferences as currently, or as may be, fixed by our board of directors.

Preemptive Rights; Redemption

Holders of our common stock are not entitled to preemptive rights with respect to any shares that may be issued in the future. The common stock is not subject to mandatory redemption by Midwest.

Certain Anti-takeover Effects of Our Certificate and By-laws and Delaware Law

Certain provisions of our certificate, by-laws and the DGCL, may have the effect of impeding the acquisition of control of Midwest by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by our board of directors.

These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which Midwest stockholders may receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of Midwest’s current board of directors or management more difficult.

These provisions of our certificate and by-laws include the following:

•	Midwest’s board of directors may issue additional authorized shares of our capital stock to deter future attempts to gain control of Midwest, and the board has the authority to determine the terms of any one or more series of preferred stock, such as voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a merger or other transaction by which a third party seeks control, and thereby assist the incumbent board of directors and management to retain their respective positions.

•	Our certificate does not provide for cumulative voting for any purpose, and our certificate and by-laws also provide that any action required or permitted to be taken by our stockholders may be taken only at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting.

•	Our by-laws also provide that special meetings of the stockholders may only be called by the chairman or president of Midwest or at the request of a majority of the board of directors.

•	The presence in person or by proxy of the holders of a majority of the outstanding shares of stock entitled to vote at a meeting on every matter that is to be voted on constitutes a quorum under our by-laws.

•	Our by-laws provide that, unless otherwise provided in the resolution electing a person as director, each person, in order to be eligible to serve as a director, must own, of record or beneficially, at least 3,000 shares of our common stock which shares must be acquired within three years of an individual’s election to serve as a director.

•	Under the DGCL, members of a board of directors may be removed with or without cause unless the certificate of incorporation provides otherwise. Our certificate does not provide for removal of directors without cause. Our by-laws provide that a vacancy occurring on the board of directors, including a vacancy created by an increase in the number of the directors, shall be filled by a majority of the directors then in office.

•	Our certificate provides that the affirmative vote of the holders of at least 66 2/3% of the voting stock, voting together as a single class, is required to amend provisions of the certificate prohibiting stockholder action without a meeting or specifying the vote required to amend such provision. Our by-laws may be amended by the board of directors. Our by-laws may also be amended by the holders of shares of common stock constituting a majority of the shares voting on the amendment. However, by-law provisions relating to the calling of special meetings of stockholders, stockholder action without a meeting, the classified board of directors, filling of board vacancies or the amendment of our by-laws by stockholders, must be approved by the holders of at least 66 2/3% of the voting stock, voting together as a single class.

•	Under our by-laws, the only business which may be conducted at an annual meeting of stockholders is that business brought before the meeting by the board of directors or by any stockholder who is entitled to vote and who complied with the notice procedures set forth in our by-laws. For business to be brought before an annual meeting by a stockholder, the stockholder must be a stockholder of record and must have given timely notice in writing to the President of Midwest. To be timely, a stockholder’s notice must be delivered or mailed to and received at the offices of the President of Midwest not less than 120 days prior to the date of the meeting; provided, however, that, in the event that less than 130 days notice or prior public disclosure of the meeting date is given or made to stockholders, such notice by the stockholder to be timely must be so delivered not later than ten days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting.

A stockholder’s notice to the President must set forth as to each matter the stockholder proposes to bring before the annual meeting:

1. a brief description of the matter the stockholder desires to present,

2. the name and record address of the stockholder who proposed such matter,

3. the class and number of shares of Midwest’s capital stock that are beneficially owned by the stockholder, and

4. any material interest of such stockholder in such business.

Our by-laws provide that nominations for election to the Midwest board of directors may be made only by the board of directors or by any stockholder entitled to vote for the election of directors who complies with the notice procedures set forth in our by-laws described above.

In addition to the information described above, the stockholder’s notice must set forth, as to each person the stockholder proposes to nominate for election or re-election as a director, his or her name and qualifications, including all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

•	The DGCL prohibits Midwest from engaging in a business combination (as defined by the DGCL) with an interested stockholder (a person who owns, directly or indirectly, 15% or more of our voting stock) for a three year period from the date, or the acquisition date, the person became an interested stockholder unless: (a) prior to the acquisition date, our board approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (b) upon consummation of the transaction in which the stockholder becomes an interested stockholder, the stockholder owns at least 85% of Midwest’s voting stock (that is, a non-interested stockholder must acquire at least 85% of the voting stock in one transaction), excluding stock held by officers and directors and employee stock plans in which participants do not have the right to determine confidentially whether shares held by the plan will be tendered in an exchange offer or a tender offer; or (c) on or after the acquisition date, the business combination is approved: (i) by the Midwest board, and (ii) by the Midwest stockholders, at a meeting duly called, provided that stockholders owning at least two-thirds of the Midwest voting stock approve the business combination. When determining whether the two-thirds vote requirement has been satisfied, voting stock held by the interested stockholder is not included.

•	The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our common stock under the Change in Bank Control Act. Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

The provisions described above are intended to reduce Midwest’s vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its board of directors.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the Nasdaq Global Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the series T preferred stock or the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq Global Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the series T preferred stock on any securities exchange or for inclusion of the series T preferred stock in any automated quotation system unless requested by the initial selling stockholder. No assurance can be given as to the liquidity of the trading market, if any, for the series T preferred stock.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

SELLING SECURITYHOLDERS

On December 5, 2008, we issued the securities covered by this prospectus to the United States Department of Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

•	84,784 shares of series T preferred stock, representing beneficial ownership of 100% of the shares of series T preferred stock outstanding on the date of this prospectus;

•	a warrant to purchase 4,282,020 shares of our common stock, representing beneficial ownership of approximately 15% of our common stock as of December 26, 2008; and

•	4,282,020 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 15% of our common stock as of December 26, 2008.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities, subject to restrictions on exercise of voting rights on series T preferred stock and the shares of common stock issuable upon exercisable of the warrant as described in “Description of Series T Preferred Stock” and “Description of Warrant to Purchase Common Stock” above, respectively.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

LEGAL MATTERS

The validity of the series T preferred stock, the warrant and the common stock offered hereby will be passed upon for us by Hinshaw & Culbertson LLP.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC” or the “Commission”). You may read and copy any reports, proxy statements or other information filed by Midwest at the Commission’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission at this address. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission’s public reference rooms. Reports, proxy statements and other information filed by Midwest are also available to the public from document retrieval services on the Internet at the Commission’s website at “http://www.sec.gov.” Our SEC filings are also available at the Commission’s Internet website (http://www.sec.gov). Our filings with the Commission are also available at our website at www.midwestbank.com and the offices of the Nasdaq Global Market. For further information on obtaining copies of our public filings at the Nasdaq Global Market, you should call (212) 656-5060 or visit the Nasdaq Global Market website http://www.nasdaq.com.

We filed a registration statement on Form S-3 in connection with the securities. This prospectus, which forms a part of that registration, does not contain all of the information you can find in the registration statement or the exhibits to the registration statement or the exhibits to the registration statement. You can obtain the full registration statement from the SEC as indicated above.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus.

We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2007.

•	our quarterly reports on Form 10-Q for the quarters March 31, June 30 and September 30, 2008.

•	our current reports on Form 8-K filed on January 31, 2008, February 15, 2008, February 25, 2008, March 14, 2008, March 18, 2008, April 3, 2008, April 21, 2008, May 1, 2008, May 7, 2008, July 8, 2008, July 28, 2008, August 8, 2008, August 19, 2008, September 16, 2008, November 7, 2008, November 12, 2008, December 8, 2008 and December 19, 2008.

•	the description of our common stock in Registration Statement on Form S-1 dated December 19, 1997.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

JoAnn Sannasardo Lilek
Executive Vice President and
Chief Financial Officer
Midwest Banc Holdings, Inc.
501 West North Avenue
Melrose Park, Illinois 60160
Telephone: (708) 865-1053

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Midwest (except any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$3,831.82
Legal fees and expenses	$25,000.00
Accounting fees and expenses	$50,000.00
Miscellaneous expenses	$10,000.00

Total expenses	$88,831.82

Item 15.	Indemnification of Directors and Officers.

Midwest’s Amended and Restated Certificate of Incorporation (the “Certificate”) and its Amended and Restated Bylaws (the “Bylaws”) provide for indemnification of Midwest’s directors, officers, employees and other agents to the fullest extent not prohibited by Delaware law.

Midwest’s Certificate is consistent with Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), which generally permits a company to include a provision limiting the personal liability of a director in the company’s restated certificate of incorporation. With limitations, this provision eliminates the personal liability of Midwest’s directors to Midwest or its stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision does not eliminate director liability: (1) for breaches of the duty of loyalty to Midwest and its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for transactions from which a director derives improper personal benefit; or (4) under Section 174 of the Delaware General Corporation Law (“Section 174”). Section 174 makes directors personally liable for unlawful dividends and stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability. While this provision protects the directors from awards for monetary damages for breaches of their duty of care, it does not eliminate their duty of care. The limitations in this provision have no effect on claims arising under the federal securities laws.

Article VIII of Midwest’s bylaws provide that:

“The Corporation shall indemnify, to the full extent that it shall have the power under the DGCL to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The words “liabilities” and “expenses” shall include, without limitations: liabilities, losses, damages, judgments, fines, penalties, amounts paid in settlement, expenses, attorneys’ fees and costs. Expenses incurred in defending a civil, criminal, administrative, investigative or other action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding in accordance with the provisions of Section 145 of the DGCL, as amended.

“The indemnification and advancement of expenses provided by this By-law shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any by-law, statute, agreement, vote of stockholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

“The Corporation may purchase and maintain insurance on behalf of any person referred to in the preceding paragraph against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this By-law or otherwise.

“For purposes of this By-law, reference to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation, as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this By-law with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

“The provisions of this By-law shall be deemed to be a contract between the Corporation and each director, officer, employee and agent who serves in any such capacity at any time while this By-law and the relevant provisions of the DGCL, as amended, or other applicable law, if any, are in effect, and any repeal or modification of any such law or of this By-law shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts.

“For purposes of this By-law, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Corporation.”

Midwest carries directors’ and officers’ liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Under agreements which may be entered into by us, certain of our controlling persons, directors and officers may be entitled to indemnification by underwriters and agents who participate in the distribution of securities covered by the registration statement against certain liabilities, including liabilities under the Securities Act of 1933.

Item 16.	Exhibits

Exhibit
Number	Description

4.1	Amended and Restated Certificate of Incorporation, as amended, of the Registrant (filed as part of Registrant’s Current Report on Form 10-Q for the quarter ended September 30, 2007, is incorporated herein by reference).
4.2	Amended and Restated By-laws of the Registrant (filed as part of Registrant’s Current Report on Form 8-K which was filed on December 14, 2007, and is incorporated herein by reference).
4.3	Certificate of Designations for the Fixed Rate Cumulative Perpetual Preferred Stock, Series T, dated December 5, 2008 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 8, 2008 and incorporated herein by reference).
4.4	Letter Agreement and Purchase Agreement, dated as of December 5, 2008, between the Registrant and the United States Department of the Treasury (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 8, 2008 and incorporated herein by reference).
4.5	Warrant, dated December 5, 2008, to purchase shares of Common Stock of the Registrant (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on December 8, 2008 and incorporated herein by reference).
5.1	Opinion of Hinshaw & Culbertson LLP.*
12.1	Ratio of earnings to fixed charges and preferred dividends.*
23.1	Consent of PricewaterhouseCoopers LLP.*
23.2	Consent of Hinshaw & Culbertson LLP, included in Exhibit 5.1 filed herewith.*
24.1	Powers of Attorney (included in the signature pages to the Registration Statement).*

*	Filed herewith.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act of 1933”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)  That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melrose Park, State of Illinois, on December 16, 2008.

MIDWEST BANC HOLDINGS, INC.

By:	/s/ James J. Giancola
Name:    James J. Giancola

Title:	President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James J. Giancola and JoAnn Sannasardo Lilek, and each or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and any related registration statement which may be filed under Rule 462(b) of the Securities Act of 1933) to this registration statement on Form S-3 and to file same, with all exhibits thereto and, other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ James J. Giancola James J. Giancola	President and Chief Executive Officer (Principal Executive Officer)	Date: December 16, 2008

/s/ JoAnn Sannasardo Lilek JoAnn Sannasardo Lilek	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	Date: December 16, 2008

/s/ Jan R. Thiry Jan R. Thiry	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	Date: December 16, 2008

/s/ Homer J. Livingston, Jr. Homer J. Livingston, Jr.	Chairman of the Board, Director	Date: December 16, 2008

/s/ Perry L. Berger Perry L. Berger	Director	Date: December 16, 2008

Signature	Title

/s/ Angelo A. DiPaolo Angelo A. DiPaolo	Director	Date: December 16, 2008

/s/ Barry I. Forrester Barry I. Forrester	Director	Date: December 16, 2008

/s/ J. J. Fritz J. J. Fritz	Director	Date: December 16, 2008

/s/ Dr. Robert Genetski Dr. Robert Genetski	Director	Date: December 16, 2008

/s/ Gerald F. Hartley Gerald F. Hartley	Director	Date: December 16, 2008

/s/ Dennis M. O’Hara Dennis M. O’Hara	Director	Date: December 16, 2008

/s/ Joseph R. Rizza Joseph R. Rizza	Director	Date: December 16, 2008

/s/ Thomas A. Rosenquist Thomas A. Rosenquist	Director	Date: December 16, 2008

/s/ E.V. Silveri E.V. Silveri	Director	Date: December 16, 2008

/s/ Monsignor Kenneth Velo Monsignor Kenneth Velo	Director	Date: December 16, 2008

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Amended and Restated Certificate of Incorporation, as amended, of the Registrant (filed as part of Registrant’s Current Report on Form 10-Q for the quarter ended September 30, 2007, and is incorporated herein by reference).
4.2	Amended and Restated By-laws of the Registrant (filed as part of Registrant’s Current Report on Form 8-K which was filed on December 14, 2007, and is incorporated herein by reference).
4.3	Certificate of Designations for the Fixed Rate Cumulative Perpetual Preferred Stock, Series T, dated December 5, 2008 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 8, 2008 and incorporated herein by reference).
4.4	Letter Agreement and Purchase Agreement, dated as of December 5, 2008, between the Registrant and the United States Department of the Treasury (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 8, 2008 and incorporated herein by reference).
4.5	Warrant, dated December 5, 2008, to purchase shares of Common Stock of the Registrant (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on December 8, 2008 and incorporated herein by reference).
5.1	Opinion of Hinshaw & Culbertson LLP.*
12.1	Ratio of earnings to fixed charges and preferred dividends.*
23.1	Consent of PricewaterhouseCoopers LLP.*
23.2	Consent of Hinshaw & Culbertson LLP, included in Exhibit 5.1 filed herewith.*
24.1	Powers of Attorney (included in the signature pages to the Registration Statement).*

*	Filed herewith.